Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of October 1, 2016, is by and among U.S. Bank National Association, a national banking association, as Trustee (herein, together with its successors in interest, the “Trustee”), Trimble Inc., a Delaware corporation (the “Successor Company”), and Trimble Navigation Limited, a California corporation (the “Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture, dated as of October 30, 2014 (the “Indenture”) and that certain First Supplemental Indenture, dated as of November 24, 2014 (the “First Supplemental Indenture”), pursuant to which $400,000,000 of 4.750% Senior Notes due 2024 (the “Notes”) were issued by the Company.

As permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this Second Supplemental Indenture, shall merge (referred to herein for purposes of Article V of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation.  The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles V and IX of the Indenture.

SECTION 1.  Definitions.  All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned to them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2.  Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)
reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)
reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor, and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3.  Assumption of Obligations.

(a)
Pursuant to, and in compliance and accordance with, Section 5.1 and Section 5.2 of the Indenture, the Successor Company hereby expressly assumes the Company’s obligations with respect to the Securities and under the Indenture.

(b)
Pursuant to, and in compliance and accordance with, Section 5.2 of the Indenture, the Successor Company succeeds to and is substituted for the Company, with the same effect as if the Successor Company had originally been named in the Indenture as the Original Issuer, and may exercise every right and power of the Company under the Indenture.

(c)	The Successor Company also succeeds to and is substituted for the Company with the same effect as if the Successor Company had originally been named in the First Supplemental Indenture.

SECTION 4.  Representations and Warranties.  The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture and First Supplemental Indenture, (b) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) that it is a corporation organized and validly existing under the laws of Delaware, (d) that immediately after giving effect to the Merger and this Second Supplemental Indenture, no Default or Event of Default, shall have occurred and be continuing under the Indenture, and (e) that this Second Supplemental Indenture is executed and delivered pursuant to Article V and Section 9.1 of the Indenture and does not require the consent of the Holders.

SECTION 5.  Conditions of Effectiveness.  This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)
the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Successor Company and the Company;

(b)
the Trustee shall have received an Officers’ Certificate stating that (i) the Successor Company is a corporation organized and validly existing under the laws of Delaware; (ii) the Successor Company expressly assumes the Company’s obligations on the Securities and under the Indenture; (iii) immediately after giving effect to the Merger and this Second Supplemental Indenture, no Default or Event of Default, shall have occurred and be continuing under the Indenture; (iv) in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with;

(c)
the Trustee shall have received one or more Opinions of Counsel to the effect that (i) this Second Supplemental Indenture and the Merger comply with the requirements of the Indenture, including Article V; (ii) the Second Supplemental Indenture is authorized or permitted by the Indenture, including Article IX; and (iii) all conditions precedent, if any, provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with; and

(d)	the Successor Company and the Company shall have duly executed and filed with the Secretary of the State of the State of Delaware a Certificate of Merger in connection with the Merger.

SECTION 6.  Reference to the Indenture.

(a)
Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture and the First Supplemental Indenture to “this Indenture,” “the base indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as amended and supplemented hereby.

(b)
Upon the effectiveness of this Second Supplemental Indenture, each reference in the Notes to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7.  Execution in Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8.  Governing Law; Binding Effect.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9.  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company or the Successor Company.  The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

TRIMBLE NAVIGATION LIMITED.

By:	/s/ John E. Huey, III
Name: John E. Huey, III
Title: Vice President and Treasurer

TRIMBLE INC.

By:	/s/ James A. Kirkland
Name: James A. Kirkland
Title: Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ David Jason
Name: David Jason
Title: Vice President